Filed Pursuant to Rule 424(b)(2)

Registration No. 333-294072

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 11, 2026

Pricing Supplement dated               , 2026

(To Equity Index Underlying Supplement dated June 4, 2026,

Prospectus Supplement dated June 4, 2026, and Prospectus dated June 4, 2026)

Canadian Imperial Bank of Commerce Trigger Autocallable Notes

$           Notes Linked to the Nasdaq-100 Index® due on or about August 19, 2031

Investment Description

These Trigger Autocallable Notes (the “Notes”) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the Nasdaq-100 Index® (the “Underlying”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Underlying closes at or above the Initial Level on any of the quarterly Call Observation Dates beginning on August 23, 2027 and ending on the Final Valuation Date, CIBC will automatically call the Notes and pay you a Call Amount equal to the principal amount per Note plus a Call Return. The Call Return, and therefore the Call Amount, increases the longer the Notes are outstanding. If the Notes are not called but the Final Level is at or above the Downside Threshold (70.00% of the Initial Level), at maturity, CIBC will repay the principal amount. If the Notes are not called and the Final Level is below the Downside Threshold, at maturity, CIBC will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Level of the Underlying from the Trade Date to the Final Valuation Date, and you will lose up to 100% of your principal amount.

Investing in the Notes involves significant risks. The Notes do not pay any interest. You may lose some or all of your principal amount. You will be exposed to the market risk of the Underlying on each Call Observation Date. Generally, the higher the Call Return on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to automatic call or maturity. Any payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates[1]

❑Call Return: CIBC will automatically call the Notes for a Call Amount equal to the principal amount plus the applicable Call Return if the Closing Level of the Underlying on any of the quarterly Call Observation Dates beginning on August 23, 2027 and ending on the Final Valuation Date is equal to or greater than the Initial Level. The Call Return, and therefore the Call Amount, increases the longer the Notes are outstanding.

❑Contingent Repayment of Principal Amount at Maturity: If the Notes are not called but the Final Level is at or above the Downside Threshold, at maturity, CIBC will repay the principal amount. However, if the Notes are not called and the Final Level is below the Downside Threshold, CIBC will pay a cash amount that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Level of the Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until automatic call or maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of CIBC.

Trade Date

August 14, 2026

Settlement Date

August 19, 2026

Call Observation Dates[2]

Quarterly, commencing on August 23, 2027

Final Valuation Date[2]

August 14, 2031

Maturity Date[2]

August 19, 2031

[1] Expected.

[2] See page PS-4 for additional details.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CIBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 thereof. The final terms of the Notes will be determined on the Trade Date.
Underlying	Call Return Rate	Initial Level	Downside Threshold	CUSIP	ISIN
The Nasdaq-100 Index® (“NDX”)	9.00% to 9.70% per annum	•	70.00% of the Initial Level	13609H290	US13609H2904

See “Additional Information About the Notes” on page PS-2 hereof. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement, and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is expected to be between $9.473 and $9.673 per $10.00 principal amount of the Notes, which is expected to be less than the price to public. See “Key Risks—General Risks” beginning on page PS-8 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Nasdaq-100 Index®	•	$10.00	•	$0.25	•	$9.75

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated June 4, 2026 (the “prospectus”), the prospectus supplement dated June 4, 2026 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated June 4, 2026 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦Underlying supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015692/form424b5.htm

♦Prospectus supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015691/form424b5.htm

♦Prospectus dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000110465926070439/tm267331d5_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦If the Notes are not called and the Final Level is below the Downside Threshold, you can tolerate a loss of all or a substantial portion of your principal amount and are willing to make an investment that may have the same downside market risk as the Underlying.

♦You believe the Closing Level of the Underlying will be at or above the Initial Level on at least one of the Call Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the level of the Underlying and your potential return is limited to the applicable Call Return.

♦You are willing to invest in the Notes based on the Downside Threshold indicated on the cover hereof and if the Call Return Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦You are willing to hold the Notes that will be automatically called on any of the Call Observation Dates on which the Closing Level of the Underlying is equal to or greater than the Initial Level, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦You understand and accept the risks associated with the Underlying.

♦You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦You are willing to forgo dividends paid on the stocks included in the Underlying and do not seek guaranteed current income from your investment.

♦You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your principal amount, and you are not willing to make an investment that may have the same downside market risk as the Underlying.

♦You believe the Closing Level of the Underlying will be below the Initial Level on each of the Call Observation Dates.

♦You seek an investment that participates in the appreciation in the level of the Underlying or that has unlimited return potential.

♦You are unwilling to invest in the Notes based on the Downside Threshold indicated on the cover hereof or if the Call Return Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦You are unable or unwilling to hold the Notes that will be automatically called on any of the Call Observation Dates on which the Closing Level of the Underlying is equal to or greater than the Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦You do not understand or accept the risks associated with the Underlying.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦You prefer to receive the dividends paid on the stocks included in the Underlying and seek guaranteed current income from your investment.

♦You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying, see “Information About the Underlying” in this pricing supplement, and “Index Descriptions— The Nasdaq-100 Index®” beginning on page S-26 of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms
Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10 per Note (subject to a minimum investment of $1,000).
Term:	5 years, unless earlier called.
Trade Date[1]:	August 14, 2026
Settlement Date[1]:	August 19, 2026
Final Valuation Date[1]:	August 14, 2031
Maturity Date:	August 19, 2031
Reference Asset:	The Nasdaq-100 Index® (Ticker: “NDX”) (the “Underlying”)
Automatic Call Feature:

The Notes will be automatically called if the Closing Level of the Underlying on any of the quarterly Call Observation Dates beginning on August 23, 2027 and ending on the Final Valuation Date is equal to or greater than the Initial Level. If the Notes are called, CIBC will pay you on the applicable Call Payment Date a cash payment per Note equal to the applicable Call Amount. You will not receive any notice from us if the Notes are automatically called.

Call Amount:	The Call Amount equals the principal amount per Note plus the applicable Call Return, which will equal the product of the principal amount multiplied by the applicable Call Return Rate.
Call Observation Dates / Call Payment Dates / Call Return Rates / Call Amounts:

The Call Return, and therefore the Call Amount, increases the longer the Notes are outstanding and will be based on the Call Return Rate of 9.00% to 9.70% per annum, to be determined on the Trade Date.

Expected Call Observation Dates[1]

Expected Call Payment Dates[1]

Call Return Rates

Call Amounts
(per $10.00 Note)

August 23, 2027

August 25, 2027

9.00% to 9.700%

$10.900 to $10.9700

November 15, 2027

November 17, 2027

11.25% to 12.125%

$11.125 to $11.2125

February 14, 2028

February 16, 2028

13.50% to 14.550%

$11.350 to $11.4550

May 15, 2028

May 17, 2028

15.75% to 16.975%

$11.575 to $11.6975

August 14, 2028

August 16, 2028

18.00% to 19.400%

$11.800 to $11.9400

November 14, 2028

November 16, 2028

20.25% to 21.825%

$12.025 to $12.1825

February 14, 2029

February 16, 2029

22.50% to 24.250%

$12.250 to $12.4250

May 14, 2029

May 16, 2029

24.75% to 26.675%

$12.475 to $12.6675

August 14, 2029

August 16, 2029

27.00% to 29.100%

$12.700 to $12.9100

November 14, 2029

November 16, 2029

29.25% to 31.525%

$12.925 to $13.1525

February 14, 2030

February 19, 2030

31.50% to 33.950%

$13.150 to $13.3950

May 14, 2030

May 16, 2030

33.75% to 36.375%

$13.375 to $13.6375

August 14, 2030

August 16, 2030

36.00% to 38.800%

$13.600 to $13.8800

November 14, 2030

November 18, 2030

38.25% to 41.225%

$13.825 to $14.1225

February 14, 2031

February 19, 2031

40.50% to 43.650%

$14.050 to $14.3650

May 14, 2031

May 16, 2031

42.75% to 46.075%

$14.275 to $14.6075

August 14, 2031

(the Final Valuation Date)

August 19, 2031

(the Maturity Date)

45.00% to 48.500%

$14.500 to $14.8500

Payment at Maturity (per $10 Note):

If the Notes are not called, for each $10 principal amount of the Notes, CIBC will pay you a cash payment on the Maturity Date as follows:

1. If the Final Level is greater than or equal to the Downside Threshold: $10; or

2. If the Final Level is less than the Downside Threshold: $10 × (1 + Underlying Return)

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level, and you will lose some or all of your principal amount.

Underlying Return:

1. Expected. In the event CIBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same, and the Call Observation Dates and Call Payment Dates may be adjusted in a similar manner. Each Call Observation Date and Call Payment Date, including the Final Valuation Date and the Maturity Date, is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Downside Threshold:	70.00% of the Initial Level.
Initial Level:	The Closing Level of the Underlying on the Trade Date.
Final Level:	The Closing Level of the Underlying on the Final Valuation Date.
Calculation Agent:	Canadian Imperial Bank of Commerce

Investment Timeline

Trade Date	The Initial Level is observed and the terms of the Notes are determined.
↓
First Sixteen Quarterly Call Observation Dates Beginning on August 23, 2027

The Notes will be automatically called if the Closing Level of the Underlying on any of the first sixteen quarterly Call Observation Dates beginning on August 23, 2027 is equal to or greater than the Initial Level.

If the Notes are called, CIBC will pay the Call Amount for the relevant Call Observation Date, which is equal to the principal amount plus an amount based on the Call Return Rate. Following an automatic call, no further payments will be made on the Notes.

↓
Maturity Date

The Final Level and the Underlying Return are determined on the Final Valuation Date.

If the Notes have not been called prior to maturity and the Final Level is equal to or greater than the Initial Level, the Notes will automatically be called and CIBC will pay the applicable Call Amount.

If the Notes are not called, CIBC will pay you a cash payment at maturity as follows:

1. If the Final Level is greater than or equal to the Downside Threshold: $10; or

2. If the Final Level is less than the Downside Threshold: $10 × (1 + Underlying Return)

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level, and you will lose some or all of your principal amount.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY. ANY PAYMENTS ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, ARE SUBJECT TO THE CREDITWORTHINESS OF CIBC. IF CIBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called, CIBC will only pay you the principal amount of your Notes if the Final Level is greater than or equal to the Downside Threshold. If the Notes are not called and the Final Level is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level from the Initial Level. In such a case, you will lose some or all of your principal amount at maturity.

♦The Contingent Repayment of Principal Applies Only Upon an Automatic Call or at Maturity — You should be willing to hold your Notes to an automatic call or maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the level of the Underlying at that time is above the Initial Level or the Downside Threshold.

♦Your Potential Return on the Notes Is Limited to Any Call Return and You Will Not Participate in Any Appreciation of Any Underlying Or Underlying Constituents — The return potential of the Notes is limited to the applicable Call Return regardless of any appreciation of the Underlying. In addition, because the Call Return, and therefore the Call Amount, increases the longer the Notes have been outstanding, the Call Amount payable on earlier Call Payment Dates is less than the Call Amount payable on later Call Payment Dates. Your Notes could be called as early as the first Call Observation Date and your return would therefore be less than if the Notes were called on a later date. If the Notes are not called and the Final Level is less than the Downside Threshold, you will be exposed to the decline in the level of the Underlying even though you were not able to participate in any appreciation in the level of the Underlying. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in securities represented by the Underlying.

♦There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the level of the Underlying will rise or fall. There can be no assurance that the Closing Level of the Underlying will be equal to or greater than the Initial Level on any of the Call Observation Dates. The level of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect issuers of the securities included in the Underlying. You should be willing to accept the risk of the Notes not being called and losing a significant portion or all of your initial investment.

♦No Interest Payments — As a holder of the Notes, you will not receive interest payments.

♦Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 12 months after issuance.

♦Higher Call Return Rates or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss — ”Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Underlying could close below the Initial Level on each of the Call Observation Dates and below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Call Return Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold) than for similar securities linked to the performance of the Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Call Return Rate may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of being called at maturity. The volatility of the Underlying can change significantly over the term of the Notes. The level of the Underlying for your Notes could fall sharply, which could result in the Notes not being called and a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose some or all of your principal at maturity.

♦The Notes Are Riskier than Securities with a Shorter Term — The Notes are relatively long-dated. Therefore, many of the risks of the Notes are heightened as compared to securities with a shorter term, as you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

Underlying Risks

♦There Are Risks Associated With Investments in Securities Linked to the Value of Non-U.S. Equity Securities — Some of the equity securities composing the Underlying are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦Owning the Notes Is Not the Same as Owning the Stocks Included in the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying would have. Furthermore, the Underlying and the stocks included in the Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦Changes Affecting the Underlying May Adversely Affect the Level of the Underlying — The policies of the Underlying’s sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying and the manner in which the Underlying’s sponsor takes account of certain changes affecting those stocks included in the Underlying may adversely affect the level of the Underlying. The policies of the Underlying’s sponsor with respect to the calculation of the Underlying could also adversely affect the level of the Underlying. The Underlying’s sponsor may discontinue or suspend calculation or dissemination of the Underlying. Any such actions could have an adverse effect on the level of the Underlying and consequently, the value of the Notes.

Conflicts of Interest

♦Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to the Underlying or any securities included in the Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the level of the Underlying, and therefore, the market value of the Notes. These trading and other business activities, if they affect the level of the Underlying or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the level of the Underlying and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting the Underlying has occurred, and determine the Closing Level of the Underlying if a scheduled Call Observation Date or the scheduled Final Valuation Date is postponed to the last possible day. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the

Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the level of the Underlying, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate to be used  in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes would have an adverse effect on the economic terms of the Notes, the initial estimated value of the Notes on the Trade Date, and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on the last page of this pricing supplement.

♦If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 9 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the level of the Underlying; the volatility of the Underlying; the dividend rate paid on stocks included in the Underlying; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or automatic call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying relative to the Initial Level. The hypothetical terms used below are not the actual terms. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Level or the Closing Level of the Underlying on any Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment Term:	5 years (unless earlier called)
Hypothetical Initial Level:	1,000
Hypothetical Call Return Rate:	9.00% per annum
Call Observation Dates:	Quarterly, commencing on August 23, 2027 and ending on the Final Valuation Date
Hypothetical Downside Threshold:	700.00 (70.00% of the Initial Level)

Expected Call Observation Dates, hypothetical Call Return Rates and hypothetical Call Amounts on the Call Observation Dates are as follows:

Expected Call Observation Dates	Hypothetical Call Return Rates	Hypothetical Call Amounts
August 23, 2027	9.00%	$10.90
November 15, 2027	11.25%	$11.125
February 14, 2028	13.50%	$11.35
May 15, 2028	15.75%	$11.575
August 14, 2028	18.00%	$11.80
November 14, 2028	20.25%	$12.025
February 14, 2029	22.50%	$12.25
May 14, 2029	24.75%	$12.475
August 14, 2029	27.00%	$12.70
November 14, 2029	29.25%	$12.925
February 14, 2030	31.50%	$13.15
May 14, 2030	33.75%	$13.375
August 14, 2030	36.00%	$13.60
November 14, 2030	38.25%	$13.825
February 14, 2031	40.50%	$14.05
May 14, 2031	42.75%	$14.275
August 14, 2031 (the Final Valuation Date)	45.00%	$14.50

Example 1 — The Underlying closes at 130.00% of the Initial Level on the first Call Observation Date – the Notes are called.

Date	Closing Level	Payment (per Note)
First Call Observation Date	NDX: 1,300.00 (at or above the Initial Level)	$10.90 (Call Amount) – Notes are automatically called Total Payment: $10.90 (9.00% return)

Because the Closing Level of the Underlying on the first Call Observation Date is at or above the Initial Level, the Notes are automatically called at the applicable Call Amount of $10.90 per Note, representing a 9.00% return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Underlying closes below the Initial Level on each of the first sixteen Call Observation Dates and closes at 80.00% of the Initial Level on the Final Valuation Date – the Notes are not called.

Date	Closing Level	Payment (per Note)
First through sixteenth Call Observation Date	NDX: various (below the Initial Level)	$0.00 – Notes are not automatically called
Final Valuation Date	NDX: 800.00 (at or above the Downside Threshold; below the Initial Level)	$10.00 (Payment at Maturity) Total Payment: $10.00 (0% return)

Because the Closing Level of the Underlying on each of the Call Observation Dates, including the Final Valuation Date, is below the Initial Level, the Notes are not automatically called. Furthermore, because the Final Level is at or above the Downside Threshold, you will receive $10.00 per Note, representing a 0% return on the Notes.

Example 3 — The Underlying closes below the Initial Level on each of the first sixteen Call Observation Dates and closes at 40.00% of the Initial Level on the Final Valuation Date – the Notes are not called.

Date	Closing Level	Payment (per Note)
First through sixteenth Call Observation Date	NDX: various (below the Initial Level)	$0.00 – Notes are not automatically called
Final Valuation Date	NDX: 400.00 (below the Downside Threshold and the Initial Level)	$10.00 × (1 + Underlying Return) =$10.00 × (1 + -60%) =$4.00 (Payment at Maturity) Total Payment: $4.00 (-60.00% return)

Because the Closing Level of the Underlying on each of the Call Observation Dates, including the Final Valuation Date, is below the Initial Level, the Notes are not automatically called. Furthermore, because the Final Level is below the Downside Threshold, your principal is fully exposed to any decrease in the Final Level relative to the Initial Level. Therefore, you will suffer a loss of 60.00% of your principal amount at maturity.

If the Notes are not automatically called and the Final Level is below the Downside Threshold, you are fully exposed to the negative Underlying Return, resulting in a loss of some or all of your principal that is proportionate to the decrease in the Closing Level of the Underlying from the Trade Date to the Final Valuation Date.

Information About the Underlying

The Nasdaq-100 Index®

The Underlying is calculated, maintained and published by Nasdaq, Inc. The NDX includes 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. See “Index Descriptions—The Nasdaq-100 Index®” beginning on page S-26 of the accompanying underlying supplement for additional information about the Underlying.

In addition, information about the Underlying may be obtained from other sources, including, but not limited to, the index sponsor’s website (including information regarding the Underlying’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the Underlying is accurate or complete.

Historical Performance of the Underlying

The graph below illustrates the performance of the Underlying from January 1, 2021 to August 10, 2026, based on the daily Closing Levels as reported by Bloomberg L.P. (“Bloomberg”), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On August 10, 2026, the Closing Level of the Underlying was 29,621.80 (the “Hypothetical Initial Level”). The green line indicates a hypothetical Downside Threshold of 20,735.26, which is equal to 70.00% of the Hypothetical Initial Level. The historical performance of the Underlying should not be taken as an indication of its future performance, and no assurances can be given as to the level of the Underlying at any time during the term of the Notes, including the Call Observation Dates. We cannot give you assurance that the performance of the Underlying will result in the return of any of your investment.

Historical Performance of the Nasdaq-100 Index®

Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as prepaid derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Notes for more than one year.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatment could include a requirement that a holder accrue ordinary income over the life of the Notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount set forth on the cover hereof. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes will be determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes will be lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Will Be Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.